VERA BRADLEY CONTINUES BOARD REFRESHMENT WITH APPOINTMENT OF ANDREW MESLOW, FORMER CEO OF BATH AND BODY WORKS

LONG-TIME BOARD MEMBER MARY LOU KELLEY ANNOUNCES RETIREMENT

FORT WAYNE, Ind., February 10, 2025 –Vera Bradley (NASDAQ: VRA) (the “Company”) today announced the appointment of Andrew Meslow, former CEO of L Brands and Bath and Body Works, to the Company’s Board of Directors (the “Board”).

Mr. Meslow joins the Board most recently from L Brands and Bath and Body Works, where he was CEO. Prior to becoming CEO, Andrew held the role of COO at Bath & Body Works, leading several functional areas of the business, including finance, merchandise planning, store operations and the direct channel. He joined L Brands in 2003, working in roles at Victoria’s Secret and the corporate group before moving to Bath & Body Works in 2005 as executive vice president and chief financial officer. Prior to joining L Brands, Andrew held senior leadership positions at Banana Republic and Ann Taylor.

Frances Philip, Lead Independent Director of the Board and Chair of its Nominating and Governance Committee, noted, “We are excited to have Andrew Meslow, a seasoned senior retail executive, join the Board. His track record of driving operational excellence at some of the world’s best specialty retail brands, as well as public company CEO experience, will make him an outstanding addition as we continue to nurture the green shoots of Project Restoration.”

Further, long-time board member Mary Lou Kelley is retiring from the Company’s board of Directors, effective February 7, 2025. Ms. Kelley joined the Company’s Board in 2015 and has served as a member on all of the Company’s committees during her tenure, overseeing the Company’s business with insights stemming from the wealth of deep retail, marketing and E-commerce experience she possesses.

Robert Hall, Chairman of the Vera Bradley board of Directors, commented, “Mary Lou has been an important member of the Company’s Board of Directors over the past decade. Her thoughtful insights on our strategy and extensive experience in retail and E-Commerce have made her a valuable member of our board. On behalf of the board and the entire Company, I want to thank her for her dedicated service.”

Ms. Kelley noted, “I am grateful to have had the opportunity to serve on the Vera Bradley board and I have no doubt that Vera Bradley has a bright future ahead.”

The Company is served by 8 remaining Board members with a diverse set of skills and backgrounds, including Ian Bickley, who was also recently appointed to the Board on November 1, 2024.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as casual, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand with a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Outlet stores in the United States; Vera Bradley’s websites, www.verabradley.com, outlet.verabradley.com, and international.verabradley.com; and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,200 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida website, www.puravidabracelets.com, through the distribution of its products to wholesale retailers and department stores, and through its Pura Vida retail stores.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products;

possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 3, 2024. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Tom Filandro, Partner
ICR, Inc
VeraBradleyIR@icrinc.com

Media:
mediacontact@verabradley.com
877-708-VERA (8372)